                                    EXHIBIT 4

                          INDEPENDENT AUDITOR'S REPORT
                                       OF
                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                               FOR THE YEARS ENDED
                           DECEMBER 31, 1998 AND 1997

                             Index

Independent Auditors' Report                            Page 2
Consolidated Balance Sheet                              Page 3
Consolidated Statements of Operations                   Page 4
Statement of Changes in Stockholders' Equity            Page 5
Consolidated Statements of Cash Flows                   Page 7
Notes to the Financial Statements                       Page 8

[H&C LOGO]

                                                     HARMON & COMPANY, CPA, INC.
                                                                6089 FRANTZ ROAD
                                                                       SUITE 103
                                                              DUBLIN, OHIO 43017


                          Independent Auditor's Report

To The Board of Directors of
Health & Leisure, Inc. and Subsidiaries

                  We have audited the accompanying Balance Sheets of Health & Leisure, Inc. and Subsidiaries as of December 31, 1998 and 1997 and the related statements of operations, cash flow, and stockholders' equity for the years then ended. These financial statements are the responsibility of the management of Health & Leisure, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

                  We have conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                  In our opinion, the 1998 and 1997 financial statements referred to above present fairly, in all material respects, the financial position of Health & Leisure, Inc. and Subsidiaries as of December 31, 1998 and 1997 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                  The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A, the Company has experienced significant recurring losses and has a net stockholders' deficit that raise substantial doubt about its ability to continue as a going concern. Substantially all of the outstanding debt, and the revenue and expense activity of the business are related party transactions. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Harmon & Company, CPA, Inc.
-------------------------------
HARMON & COMPANY, CPA, INC.

MARCH 20, 1999

PHONE 614-792-9833                 MEMBERS OF THE AICPA...SEC PRACTICE SECTION
FAX 614-792-9834                   OHIO SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS

                     Health & Leisure, Inc. and Subsidiaries
                          (A Development Stage Company)
                           Consolidated Balance Sheets
                           December 31, 1998 and 1997

                                                                                      12/31/98            12/31/97
                                                                                      --------            --------

                                                  Assets
                                                  ------
Current Assets
--------------
  Cash                                                                               $ 1,435               $ 281
                                                                                ----------------------------------
                          Total Current Assets                                         1,435                 281
                                                                                ----------------------------------
Property & Equipment
--------------------
  Buildings & other depreciable assets                                                1,893                1893
    Less Accumulated Depreciation and Amortization                                   (1,893)             (1,893)
                                                                                -----------------------------------
               Total Property & Equipment                                                 0                   0
                       Total Assets                                             -----------------------------------
                                                                                    $ 1,435               $ 281
                                                                                ===================================

                                  Liabilities and Shareholders' Equity
                                  ------------------------------------

Current Liabilities
-------------------
  Accounts Payable                                                                 $ 33,749            $ 27,642
  Accrued Interest - Officer                                                         86,336              73,615
  Accrued Officer Wages                                                             342,000             318,000
  Current portion of long term debt                                                   4,120              10,080
                                                                                -----------------------------------
                       Total Current Liabilities                                    486,205             429,337
                                                                                -----------------------------------
Long Term Liabilities
---------------------
  Long term debt less current portion:
   Officer                                                                          224,104             222,754
   Bank                                                                                   0                1506
                                                                                          -                ----
                       Total Long Term Liabilities                                  224,104             224,260
                                                                                -----------------------------------
Shareholders' Equity
--------------------
  Preferred Stock, $.01 par value; Authorized - 10,000,000 shares  Issued and
  outstanding - none 1998 and 1997                                                        0                   0

  Common Stock, $.01 par value; Authorized - 20,000,000 shares  Issued and
  outstanding - 17,325,427 shares 1998 and 1997                                     173,254             173,254

  Additional Paid-in-Capital                                                      1,213,236           1,213,236
  Deficit  Accumulated During the Development Stage                              (2,075,365)         (2,039,807)
                                                                                -----------------------------------
                       Total Shareholders' Equity                                  (688,874)           (653,316)
                                                                                -----------------------------------
               Total Liabilities and Shareholders' Equity                           $ 1,435               $ 281
                                                                                ===================================


   The accompanying notes are an integral part of these financial statements.

                     Health & Leisure, Inc. and Subsidiaries
                          (A Development Stage Company)
                      Consolidated Statements of Operations
               For Years Ended December 31, 1998, 1997 and the
    Period from March 13, 1985 (Date of inception) through December 31, 1998



                                                                            Cumulative
                                                                              During
                                                                           Development
                                                                              Stage            12/31/98          12/31/97
                                                                              -----            --------          --------
Income
------
  Product Sales                                                          $   297,667            $      0         $      0
  Consulting Revenue                                                         519,061              84,203           75,250
                                                                         ------------------------------------------------
                                      Total Income                           816,728              84,203           75,250
  Costs Of Goods Sold                                                        402,961                   0                0
                                                                         ------------------------------------------------
                                      Gross Profit                           413,767              84,203           75,250
                                                                         ------------------------------------------------
Operating Expenses:
-------------------
  Officer Salaries                                                           548,750              24,000           24,000
  Administrative And General                                                 862,774              15,889           27,619
  Legal & Accounting                                                         545,174              13,682            5,974
  Travel                                                                     430,354              53,378           34,837
  Depreciation & Amortization                                                 48,216                   0                0
  Bad Debts                                                                   38,500                   0                0
                                                                         ------------------------------------------------
                                      Total Expenses                     $ 2,473,767             106,949           92,430
                                                                         ------------------------------------------------
                          Income (Loss) from Operations                   (2,080,000)            (22,746)         (17,180)
                                                                         ------------------------------------------------
Other Income (Expense):
-----------------------
  Interest Income                                                             18,111                   0                0
  Interest Expense                                                          (168,799)            (13,535)         (19,319)
  Gain on Sale of Marketable Securities                                       19,590                   0                0
  Other Income (Expense)                                                       1,227                 722                0
                                                                         -------------------------------------------------
                          Total Other Income (Expense)                      (132,325)            (12,813)         (19,319)
                                                                         ------------------------------------------------
                          Loss before Extraordinary Item                  (2,192,326)            (35,559)         (36,499)
  Extraordinary Item - Gain on Extinguishment Of Debt                        167,288                   0                0
                                                                         ------------------------------------------------
                                      Net Income (Loss)                  $ 2,025,038           ($ 35,559)        $(36,499)
                                                                         =================================================
Loss Per Common Share:
  Loss Before Extraordinary Item                                               (0.12)              (0.00)           (0.00)
  Extraordinary Item                                                            0.01                 nil              nil
                                                                         -------------------------------------------------
                          Net Loss per Common Share                            (0.10)              (0.00)           (0.00)
                                                                         =================================================
Weighted average shares outstanding during the period                     13,915,779          17,325,427       17,325,427
                                                                         =================================================

  The accompanying notes are an integral part of these financial statements.

                    Health and Leisure, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
                  Statement of Changes in Stockholders' Equity
         For the period from March 13, 1985 (Date of inception) through
                               December 31, 1998

                                                                                                       Deficit
                                                                                                      Cumulative
                                                                       Common Stock       Additional     During          Total
                                                                   --------------------     Paid-in   Development     Stockholders'
                                                                   Shares        Amount     Capital      Stage           Equity
                                                                   ------        ------     -------      -----           ------

Proceeds from initial issuance of Common Stock on March 13, 1985      300,000   $ 3,000      $ 3,000                       $ 6,000
Retroactive effect of recapitalization                              7,700,000    77,000       (3,000)      (27,049)         46,951
                                                                   -----------------------------------------------------------------
Balances at March 13, 1985 (the date of inception) as restated      8,000,000    80,000            0       (27,049)          52,951
Net Loss for the period                                                                                    (96,722)         (96,722)
                                                                   -----------------------------------------------------------------
      Balance - December 31, 1985                                   8,000,000    80,000            0      (123,771)         (43,771)
                                                                   -----------------------------------------------------------------
Common shares issued, net of related costs of $26,610               1,000,000    10,000       64,390                        74,390
Proceeds from exercise of Series A Warrants                           625,427     6,254      614,661                        74,390
Net Loss for the year                                                                                     (230,969)       (230,969)
                                                                   -----------------------------------------------------------------
      Balance - December 31, 1986                                   9,625,427    96,254      679,051      (354,740)        420,565
                                                                   -----------------------------------------------------------------
Proceeds from exercise of options                                     140,000     1,400         (550)                          850
Proceeds from exercise of Series A Warrants                            10,000       100        9,900                        10,000
Common shares issued pursuant to finders fee agreement                200,000     2,000                                      2,000
Costs incurred in obtaining working capital                                                  (25,580)                      (25,580)
Net loss for the year                                                                                     (374,614)       (374,614)
                                                                   -----------------------------------------------------------------
      Balance - December 31, 1987                                   9,975,427    99,754      662,821      (729,354)         33,221
                                                                   -----------------------------------------------------------------

Dividend - 498,771 shares of Entrepreneur, Inc.                                                            (14,689)        (14,689)
Net loss for the year                                                                                     (242,711)       (242,711)
                                                                   -----------------------------------------------------------------
      Balance - December 31, 1988                                   9,975,427    99,754      662,821      (986,754)       (224,179)
                                                                   -----------------------------------------------------------------

Debt conversion                                                     2,000,000    20,000    1,000,000                       120,000
Common shares issued                                                1,500,000    15,000       95,000                       110,000
Contribution of capital                                                                      106,415                       106,415
Net loss for the year                                                                                     (156,153)       (156,153)
                                                                   -----------------------------------------------------------------
      Balance - December 31, 1989                                  13,475,427   134,754      964,236    (1,142,907)        (43,917)
                                                                   -----------------------------------------------------------------
Common shares issued                                                3,850,000    38,500      241,500                       280,000
Net loss for the year                                                                                     (490,642)       (490,642)
                                                                   -----------------------------------------------------------------
      Balance - December 31, 1990                                  17,325,427   173,254    1,205,736    (1,633,549)       (254,559)
                                                                   -----------------------------------------------------------------

                    Health and Leisure, Inc. and Subsidiaries
                        (A Development Stage Enterprise)
                  Statement of Changes in Stockholders' Equity
         For the period from March 13, 1985 (Date of inception) through
                                December 31, 1998


                                                                                        Deficit
                                                                                       Cumulative
                                                 Common Stock         Additional         During       Total
                                                 ------------          Paid-in        Development  Stockholders'
                                          Shares             Amount     Capital          Stage        Equity
                                          ------             ------     -------          -----        ------

     Balance - December 31, 1990        17,325,427        173,254       1,205,736     (1,633,549)     (254,559)
                                        ----------------------------------------------------------------------
Net loss for the year                                                                    (22,323)      (22,323)
                                        ----------------------------------------------------------------------
     Balance - December 31, 1991        17,325,427        173,254       1,205,736     (1,655,872)     (276,882)
                                        ----------------------------------------------------------------------
Net loss for the year                                                                    (78,322)      (78,322)
                                        ----------------------------------------------------------------------
     Balance - December 31, 1992        17,325,427        173,254       1,205,736     (1,724,194)     (355,204)
                                        ----------------------------------------------------------------------
Donated capital                                                             7,500                        7,500
Net loss for the year                                                                    (85,881)      (85,881)
                                        ----------------------------------------------------------------------
     Balance - December 31, 1993        17,325,427        173,254       1,213,236     (1,820,075)     (433,585)
                                        ----------------------------------------------------------------------
Net loss for the year                                                                    (61,810)      (61,810)
                                        ----------------------------------------------------------------------
     Balance - December 31, 1994        17,325,427        173,254       1,213,236     (1,881,885)     (495,395)
                                        ----------------------------------------------------------------------
Net loss for the year                                                                    (58,056)      (58,056)
                                        ----------------------------------------------------------------------
     Balance - December 31, 1995        17,325,427        173,254       1,213,236     (1,939,941)     (553,451)
                                        ----------------------------------------------------------------------
Net loss for the year                                                                    (63,365)      (63,365)
                                        ----------------------------------------------------------------------
     Balance - December 31, 1996        17,325,427        173,254       1,213,236     (2,003,306)     (616,816)
                                        ----------------------------------------------------------------------
Net loss for the year                                                                    (36,499)      (36,499)
                                        ----------------------------------------------------------------------
     Balance - December 31, 1997        17,325,427       $173,254      $1,213,236    ($2,039,805)     (653,315)
                                        ----------------------------------------------------------------------
Net loss for the year                                                                    (35,559)      (35,559)
                                        ----------------------------------------------------------------------
      Balance - December 31, 1998       17,325,427       $173,254      $1,213,236    ($2,075,364)    ($688,874)
                                        ======================================================================



  The accompanying notes are an integral part of these financial statements.

                    Health & Leisure, Inc. and Subsidiaries
                         (A Development Stage Company)
                      Consolidated Statements of Cash Flow
                For Years Ended December 31, 1998, 1997 and the
    Period from March 13, 1985 (Date of Inception) through December 31, 1998

                                                                 Cumulative
                                                                  During
                                                                Development
                                                                   Stage         12/31/98     12/31/97
                                                                   -----         --------     --------

CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
     Net Income (Loss)                                         ($2,025,038)      (35,559)      ($36,499)
                                                              ------------------------------------------
    Adjustments to reconcile net loss to net cash provided
    ------------------------------------------------------
    (used) by operating activities:
    -------------------------------
     Provision for losses on accounts receivable                    31,000             0              0
     Depreciation and Amortization                                  48,216             0              0
     Deferred charge writeoff                                        5,876             0              0
     Other non cash items                                           (4,520)            0              0
     Extraordinary item - extinguishment of debt                  (167,288)            0              0
     Gain on sale of marketable securities                         (19,590)            0              0
     Expenses recorded as note payable to officer                  163,275             0              0
     Common stock issued for finders fee                             2,000             0              0
     Common stock issued for consulting services                   195,000
    Changes in operating assets and liabilities:
    --------------------------------------------
     Decrease (Increase) in Accounts Receivable                    (31,000)            0              0
     Decrease (Increase) in inventories                                  0             0              0
     Deferred underwriting costs                                    (5,876)            0              0
     Decrease (Increase) in Prepaid Expenses                        (8,592)            0              0
     Decrease (Increase) in Organizational Costs                   (46,012)            0              0
     Increase (Decrease) in Accounts Payable                       118,668         6,108          6,397
     Increase (Decrease) in Accrued Expenses                       494,962        36,721         38,981
     Increase (Decrease) in Deferred Revenue                             0             0              0
                                                              ------------------------------------------
                  Total Adjustments to Net Income (Loss)           776,119        42,829         45,378
                                                              ------------------------------------------
             Net Cash Provided (Used) by Operating Activities   (1,248,919)        7,270          8,879
                                                              ------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
     Offering costs for Entrepreneur, Inc.                          (5,059)            0              0
     Purchase of furniture and fixtures                             (1,893)            0              0
     Proceeds of sales of marketable securities                     48,180             0              0
                                                              -----------------------------------------
             Net Cash Provided (Used) by Investing Activities       41,228             0              0
                                                              -----------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
     New borrowings - Bank                                         388,051             0              0
     New borrowings - Shareholder                                  183,261         9,850          7,000
     Debt reduction:
        Officers                                                  (157,800)       (8,500)        (5,000)
        Bank                                                      (144,651)       (7,466)       (10,184)
     Proceeds from sale of Common Stock                            301,850             0              0
     Proceeds from exercise of Series A Warrants                   630,915             0              0
     Proceeds from Donated Capital                                   7,500             0              0
                                                              ------------------------------------------
             Net Cash Provided (Used) by Financing Activities    1,209,126        (6,116)        (8,184)
                                                              ------------------------------------------
     Net Increase (Decrease) in Cash                                $1,435        $1,154           $695
                                                              ------------------------------------------
     Cash, Beginning of Period                                          $0          $281          ($414)
                                                              ------------------------------------------
     Cash, End of Period                                            $1,435        $1,435           $281
                                                              ==========================================
Supplemental disclosure of cash flow information:
-------------------------------------------------
     Cash paid during the year for interest                        $55,810          $814         $4,442
                                                              ==========================================

   The accompanying notes are an integral part of these financial statements.

                     HEALTH & LEISURE, INC. AND SUBSIDIARIES
                          (a Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note A  -  Summary of Significant Accounting Policies

                  The following accounting principles and practices of Health & Leisure, Inc. and Subsidiaries (the Company) are set forth to facilitate the understanding of data presented in the consolidated financial statements.

1.  Business Purpose

                  The Company was founded for the principal purpose of marketing a disposable pad that produces heat instantaneously by exothermic reaction. The markets for this product include medical, health, sports and leisure fields. The market for the heat pads has not developed on a scale anticipated by management and the sale of the heat pads has not resulted in profitable operations. The Company is no longer actively marketing the heat pads.

                  Beginning March, 1990, through December, 1991, the Company marketed a long distance telephone service of American Telephone & Telegraph, Inc. (AT&T) known as its Software Defined Network (SDN) service to primarily small and mid-sized companies located throughout the United States. On December 28, 1990, the Company began conducting its telecommunications business through a 50% interest in Telephony Worldwide Enterprise (TWE), a partnership. In 1991, the Company recorded a loss from TWE of $19,861. In 1992, TWE ceased all business activity, no losses were recorded for 1992. The Company divested itself of the partnership in 1991 including all interest in the partnership and all liabilities therefrom. As a result of the TWE partnership the Company recorded Consulting Revenue in the amount of $12,667 and $38,000 in 1991 and 1992, respectively.

                  During 1991 and 1992, the Company discontinued all business activities with respect to the heat pads and the SDN service and, since that time has been seeking a company with which to effect a business combination.

                  In 1993, the Company began providing consulting services to pharmaceutical companies. The Company's president, who is a registered pharmacist, arranged for these services to help meet ongoing expenses. The Company does not consider consulting to be its primary on-going business operation and expects such services to cease in 1999.

2.  Principles of Consolidation

                  The consolidated financial statements include the accounts of Health & Leisure, Inc. and its subsidiaries, all of which are wholly-owned. Significant intercompany accounts and transactions have been eliminated.

3.  Development Stage of Operations

                  The Company is a development stage company because it did not generate significant ongoing revenue from the sales of heat pads and, with respect to SDN service, has devoted substantially all of its efforts toward establishing its business without generating significant revenue therefrom. Although the Company is no longer actively pursuing the heat pad market nor the SDN service, it still is considered a development stage company in that it is actively seeking a viable alternative.

Notes to the Consolidated Financial Statements           Health & Leisure, Inc.

4.  Going Concern Accounting Basis

                  The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Although the Company had $690,309 and $653,597 worth of liabilities in 1998 and 1997, respectively, and assets of $1,435 and $281 in 1998 and 1997, respectively, $652,440 and $614,369 of liabilities were payable to an officer of the Company in 1998 and 1997, respectively.

5.  Per Share Amounts

                  Net loss per common share is computed based on the weighted average number of common shares outstanding for each period. Shares issuable upon exercise of options are not included in the computation since their effect would be antidilutive.

6.  Inventories

                  Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market, and include prepackaged heat pads. Inventory was written-off in total in 1992 in the amount of $2,000. The Company had no inventory at December 31, 1998 and 1997.

7.  Property & Equipment

                  Furniture and fixtures are recorded at cost. Depreciation is provided using the straight-line method over an estimated useful life of five years. As of 1991, these assets were fully depreciated.

8.   Organization Costs

                  Organization costs are amortized using the straight-line method over five years. These costs were fully amortized as of 1991.

Note B  -  Development Stage and Going Concern

                  The Company has experienced net losses of $35,559 and $36,499 for years 1998, and 1997, respectively, and as of December 31, 1998 and 1997 has a stockholders' deficit of $688,874 and $653,316, respectively. These factors, among others, may indicate the Company will be unable to continue as a going concern. The Company's continuation as a going concern depends upon its ability to generate sufficient cash flow to conduct its operations and its ability to obtain additional sources of capital and financing. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                  In 1991, Management planned to mitigate the effect of the above conditions through the expansion of its SDN service. Through the formation of a joint venture general partnership, the Company received financing for the business. Through the joint venture, the Company expected to obtain revenues based on the volume of usage billed to and collected from the SDN customers. AT&T delayed billing the general partnership's SDN customers, which resulted in substantial cash requirement problems for the Company. As a result, the SDN project was abandoned in 1992.

                  Management is currently seeking alternate sources of financing among which is the search for a company with which to combine operations.

Notes to the Consolidated Financial Statements           Health & Leisure, Inc.

Note C  -  Business Combination

                  The Company was incorporated on March 13, 1985 under the laws of the State of Utah with the name of Univenture Capital Corporation. On August 29, 1986, Univenture Capital Corporation (Univenture) issued 7,700,000 shares of common stock to stockholders of Health & Leisure, Inc., a Delaware Corporation, (which subsequently changed its name to Entre Vest, Inc.) for all the outstanding stock of Health & Leisure, Inc. This transaction was treated as a recapitalization of Health & Leisure, Inc. and the financial statements of both companies were combined to reflect this transaction retroactively to March 13, 1985 (date of inception). Prior to this transaction, results of operations from January 1, 1986 through August 29, 1986 included losses of $13,000 and $77,000 for Univenture and Health & Leisure, Inc., respectively. Univenture had previously reported no income or expense for the period ended December 31, 1985. Univenture has since changed its name to Health & Leisure, Inc.

                  In 1987, the Company formed Entrepreneur, Inc., a wholly-owned subsidiary, as a public corporation, with no initial operations of its own, for the purpose of searching for and combining with an existing privately-held company in a form which would result in the combined entity being a public corporation. In 1988, the Company distributed all shares in a dividend of 498,771 shares of common stock and 498,771 Class A common stock warrants to existing stockholders.

                  In 1990, the Company formed Amtele, Inc., a wholly-owned Delaware subsidiary, for the purpose of marketing AT&T's SDN service, and Venture Sum, Inc., a wholly-owned Delaware subsidiary, for the purpose of searching for and combining with an existing privately-held company in a form of which would result in the combined entity being a public corporation.

Note D  -  Inventories

                  During 1990, the Company reduced the carrying amount of inventories by approximately $47,000 to record the decreased market value of the heat pads (Note B). In 1992, the Company ceased marketing the heat pads and wrote-off the remaining $2,000 in inventory to cost of sales. (Note A)

Note E  -  Notes Payable and Long-Term Debt

                  During 1988, the Company obtained a $100,000 term loan from a bank, payable in monthly installments of $2,778, plus interest at prime plus 2% due March, 1991. The note was collateralized by accounts receivable and inventory and personally guaranteed by the Company's president. During 1989, the loan was changed to a demand note, with no other changes to its terms. During 1990, the loan was changed to a prime (10% as of December 31, 1990) plus 1% note due in monthly installments of $1,000 plus interest through April, 1994. In 1993, the payments on the note were changed to $1,000 per month including interest. In March, 1994 the Company renewed the note with an additional $26,000 borrowing. An additional borrowing of $4,772 and $18,000 was made in April, 1995 and April, 1996, respectively. The Company did not borrow any additional funds in 1998 nor 1997.

                  The Company has an unsecured note payable due to the president with interest accrued at the applicable federal rate. Principal and interest were originally due January 31, 1992 but the note has subsequently been renewed. Payments are to begin in 2000. (Note G).

                  In 1988, the Company reached an agreement with the president whereby $150,538 due him was forgiven by him as of December 31, 1988. The remaining balance due the president is maintained under the terms of the note described above.

Notes to the Consolidated Financial Statements           Health & Leisure, Inc.


                  Long-term debt consists of the following as of December 31, 1998 and 1997:

                                                           1998                     1997
                                                           ----                     ----
                  Note payable to officer                $224,104                  222,754
                  Note payable to bank                      4,120                   11,568
                                                         --------                  -------
                                                          228,224                  234,322
                  Less current portion                      4,120                   10,080
                                                         --------                  -------
                                                         $224,104                  224,242
                                                         ========                  =======

                  The aggregate maturities of long-term debt for the five years ending December 31, 2002 follows:

                  1998           $      0
                  1999                  0
                  2000             37,126
                  2001             37,126
                  2002             37,126
                                 --------
                                 $111,378

Note F  -  Preferred and Common Stock

                  During 1986, a total of 20,000,000 Series A and Series B warrants were issued in registered form. They were tradeable separately in the over-the-counter market. Each warrant evidenced the right to purchase one share of common stock.

                  During 1987 and 1986, 100,000 and 6,254,270 Series A warrants were exercised, respectively, at $.10 per share. No warrants were exercised during 1988, and all remaining warrants expired in 1988.

                  The Company issued 200,000 shares of common stock as a finder's fee during 1987. The finder's fee was valued at $2,000 based upon the par value of the stock.

                  On May 2, 1988, the Company effected a one-for-ten reverse stock split. The common stock outstanding at that date was reduced from 99,754,275 to 9,975,427 and the authorized common stock changed from 200,000,000 shares, $.001 par value to 20,000,000 shares, $.01 par value.

                  The Company authorized 10,000,000 shares of preferred stock, $.01 par value, pursuant to an amendment to the Company's certificate of incorporation filed May 2, 1988. The amended certificate permits the Board of Directors to issue one or more series of the preferred stock on terms and conditions approved by the Board of Directors without further action by the stockholders. No shares of preferred stock were issued as of December 31, 1998, 1997 nor 1996.

                  In 1989, the Company entered into an agreement with its president to discharge indebtedness aggregating $120,000 in exchange for 2,000,000 shares of the Company's common stock. This transaction was recorded as a capital contribution by the Company's president which increased common stock and additional paid-in capital by $120,000 in 1989.

                  In 1989, the Company sold 1,000,000 shares of common stock for $60,000 to a director of the Company and signed subscription agreements to issue 500,000 shares of common stock for $50,000, which was received in January, 1990. During 1989, the president individually entered into agreements with two creditors whereby he transferred certain personal assets in full settlement of the amounts due the creditors in the aggregate of $91,415. These settlement agreements have been treated as a capital contribution by

Notes to the Consolidated Financial Statements           Health & Leisure, Inc.

the Company's president. During 1989, the president contributed $15,000 of marketable securities to the Company.

                  On May 25, 1990, the Company issued 1,000,000 shares of common stock to a vice president of the Company as a signing bonus in consideration for his acceptance of the position. The shares were recorded at $.10 per share based on the fair market value of the shares, established by a previous sale to unrelated parties.

                  On June 1, 1990, the stockholders of the Company authorized an additional 10,000,000 shares of common stock for the Company.

                  During 1990, the Company issued 2,000,000 shares of common stock to consultants of the Company (recorded as compensation at the contractually stated fair value of the services performed) and 850,000 shares pursuant to stock subscription agreements.

Note G  -  Related Party Transactions

                  Wages were accrued for the president at $2,000 per month in 1998 and 1997. The president has also personally paid certain expenses for the Company increasing the note payable to the president to $224,104 and $222,754 in 1998 and 1997, respectively, accruing interest at the applicable federal rate with payments to begin in 2000.

Note H  -  Income Taxes

                  As a result of consolidated operating losses, no provision for Income Taxes was necessary. As of December 31, 1998, the Company has net operating loss carryforwards of approximately $1,400,000 available to reduce future taxable income expiring in 2002 through 2018. Ultimate utilization of the net operating loss carryforwards will be subject to limitation and the existence of future taxable income.

Note I  -  Significant Customers

                  The Company, while in the development stage, has had limited distribution of the heat pads and, therefore, a limited number of customers. As such, substantially all of its total sales during the four years ended December 31, 1993 had been to six customers. Since then, consulting income has been derived from only two sources until 1998 when income was derived from one source.

Note J  -  Commitments and Contingencies

                  The Company leases office space on a month-to-month basis. Rent expense was $2,520 in 1998 and 1997. Rent is $210 per month. In 1992, the Company entered into an operating lease for an automobile which required monthly payments of $279 until September, 1995. In September 1995, a new operating lease for a vehicle was entered into which requires monthly payments of $352 until February 1999. Auto lease expense was $4,037 and $4,250 in 1998 and 1997, respectively.

Note K - Other

                  The Company currently has three (3) wholly-owned subsidiaries. There has been essentially no activity in these subsidiaries in 1992 through 1997. Amtele, Inc. (Amtele), a wholly-owned subsidiary of the Company was organized to contract with AT&T for the TWE partnership joint venture. All activity in Amtele ceased in 1991.

Notes to the Consolidated Financial Statements           Health & Leisure, Inc.

                  The Company continues to operate on a very limited basis with the only activity being that of the Company's president actively seeking a company with which to effect a business combination and the pharmaceutical consulting. In this process, he has incurred travel expenses through December 31, 1998.

                         ITEM 6. SELECTED FINANCIAL DATA

                                                 Dec.31,          Dec.31,           Dec.31,          Dec.31,           Dec.31,
                                                  1998              1997             1996              1995              1994
                                                  ----              ----             ----              ----              ----
Operating Statement data:
Total Revenue                                    $84,925           $75,250          $53,000           $59,065           $35,152
Officer Salaries                                 $24,000           $24,000          $24,000           $24,000           $24,000
General & Administrative Exp.                    $15,889           $27,619          $34,553           $30,694           $27,921
Legal & Professional Fees                        $13,682            $5,974          $10,635           $28,858           $12,362
Travel Expenses                                  $53,378           $34,837          $28,236           $20,741           $18,366
Operating Expenses                              $106,949           $92,430          $97,424          $104,293           $82,649
Operating Loss                                  ($22,746)         ($17,180)        ($44,424)         ($45,293)         ($47,649)
Net Loss Before
  Extraordinary Item                            ($35,559)         ($36,499)        ($63,365)         ($58,056)         ($61,810)
Extraordinary Item -
 Gain on Extinguishment of Debt                       $0                $0               $0                $0                $0
Net Loss                                        ($35,559)         ($36,499)        ($63,365)         ($58,056)         ($61,810)
Net Loss per Common
  Share before

  Extraordinary Item                               0.000             0.000            0.000             0.000             0.000
Net Loss per Common Share                          0.000             0.000            0.000             0.000             0.000
Cash Dividends per Common Share Stock                 $0                $0               $0                $0                $0
Balance Sheet data as of
  period end:

Total assets                                      $1,435              $281           $(414)                $0                $0
Working capital (deficit)                      ($464,770)        ($429,056)       ($386,295)        ($345,690)         (305,285)
Long-term obligations                           $224,104          $224,260         $207,764          $207,764           190,113
Stockholders equity (deficit)                  ($688,874)        ($653,316)       ($553,454)        ($553,454)         (495,398)